Exhibit 99.1

        AirNet Communications Receives $3M in Purchase Orders;
              AirNet's 2.5G Solution to be Deployed with
                    Large North American Operator

    MELBOURNE, Fla.--(BUSINESS WIRE)--June 4, 2004--AirNet Communications Corporation (Nasdaq:ANCC), the technology leader in broadband software defined base station products for wireless communications, announced today that it had received approximately $3M in new purchase orders. The purchase orders, primarily consisting of AirNet's AdaptaCell(R) 4000 base stations and AirSite(R) 3000 Backhaul Free(TM) base stations, will be resold by an OEM Reseller to an undisclosed large, North American operator with approximately 1.7 million subscribers serving rural and metropolitan service areas throughout the United States.
    "Receiving our first North American large operator purchase order is a defining moment for AirNet," said Glenn Ehley, president and chief executive officer for AirNet Communications. "For the last several months, the OEM and AirNet team have targeted penetration of this strategic account. Successful execution of our business plan depends on success in this market segment. These orders are a giant step in the right direction for AirNet."
    AirNet also announced that nearly 85% of the approximately 100 cell sites purchased were for AirSite Backhaul Free base stations. AirNet's compelling value proposition eliminates significant operating expense by dramatically reducing the need for T1 or microwave backhaul. AirNet achieves this "no-cost" backhaul through the use of its patented "in-band" wireless backhaul technology. In addition, the rapidly deployable AirSite base stations are also "pole-mountable" further reducing costly real estate expenditures.
    "Many rural markets and highways are under-served by mobile operators in North America because there has never been a cost-effective, reliable voice and high-speed data solution for them, until now," said Bennet Wong, vice president of technical sales for AirNet Communications. "AirNet's high-speed data 2.5G solution can be quickly and efficiently deployed in rural and highway markets."
    The Company also announced that this sale was made through an OEM reseller and that further information regarding this transaction is expected to be announced by the OEM reseller at a later date.

    About AirNet

    AirNet Communications Corporation is a leader in wireless base stations and other telecommunications equipment that allow service operators to cost effectively and simultaneously offer high-speed data and voice services to mobile subscribers. AirNet's patented broadband, software-defined AdaptaCell(R) base station solution provides a high capacity base station with a software upgrade path to high-speed data. The Company's Digital AirSite(R) Backhaul Free base station carries wireless voice and data signals back to the wireline network, eliminating the need for a physical backhaul link, thus reducing operating costs. AirNet has 69 patents issued or pending. More information about AirNet may be obtained by visiting the AirNet Web site at http://www.airnetcom.com.

    Safe Harbor Statement Under the Private Securities Litigation
Reform Act of 1995

    The statements contained in this press release that are not historical information are forward-looking statements that relate to future events or our future financial performance, including statements regarding our expectations, beliefs, plans, estimates, intentions or strategies for the future. Forward-looking statements include statements regarding the Company's implementation of its business plan, the possibility or likelihood of future similar sales, the transition and evolution to next generation products, and other statements relating to the company's outlook. All forward-looking statements included in this release are based upon information available to AirNet Communications Corporation as of the date hereof and the Company assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause our actual results to differ materially from those projected. Potential risks and uncertainties include, but are not limited to, risks or uncertainties, that our sales revenue is concentrated around one large customer; that the company may not be successful in growing alliances with recently announced OEM resellers; that the company's new products may not be accepted by the market, and that the company may not be able to continue to operate as a going concern in the absence of investment capital. These and other risks are discussed in Company filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2003.
    AirNet(R) AdaptaCell(R), and AirSite(R) are registered trademarks with the U.S. Patent and Trademark Office. The stylized AirNet mark, Super Capacity(TM), TripCap(TM), Backhaul Free(TM) and RapidCell(TM) are trademarks of AirNet. Other names are registered trademarks or trademarks of their respective holders.


    CONTACT: AirNet Communications, Melbourne
             Investors:
             Stuart P. Dawley, 321-953-6780
             sdawley@airnetcom.com